Exhibit 5.1

Nelson
Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law One Post Office Square / 30th Floor / Boston, MA 02109 Tel: 617.573.4700 Fax: 617.573.4710 www.nelsonmullins.com

July 18, 2014

Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, Massachusetts 01852

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”) in connection with a Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), relating to the registration of up to 700,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for issuance and sale by the Company in accordance with the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”), the prospectus for which is included in the Registration Statement (the “Prospectus”). This opinion is furnished pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K promulgated under the Act.

In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

•	the Amended and Restated Articles of Organization of the Company;

•	the Amended and Restated Bylaws of the Company;

•	resolutions adopted by the Company’s board of directors deemed by us to be relevant to this opinion letter;

•	the Registration Statement, including the Prospectus contained therein;

•	the Plan;

•	a certificate of the Company’s officers; and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized and, if and when issued in accordance with the Plan and the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Massachusetts Business Corporation Act, as amended (including the statutory provisions, all applicable provisions of the Massachusetts constitution, and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP